Exhibit 3.1

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “CONSONUS TECHNOLOGIES, INC.”, FILED IN THIS OFFICE ON THE THIRTEENTH DAY OF OCTOBER, A.D. 2006, AT 3:25 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State

4235404 8100	AUTHENTICATION: 5115966
060943041	DATE: 10-16-06

State of Delaware Secretary of State Division of Corporations Delivered 03:25 PM 10/13/2006 FILED 03:25 PM 10/13/2006 SRV 060943041 - 4235404 FILE

CERTIFICATE OF INCORPORATION
OF
CONSONUS TECHNOLOGIES, INC.

I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this certificate of incorporation and do hereby certify as follows:

FIRST. The name of the corporation is Consonus Technologies, Inc. (the “Corporation”).

SECOND. The address of the corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware 19808. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, 8 Del. C. §§ 101 et seq. (the “DGCL”).

FOURTH. Capital Stock.

A.        Authorized Capital Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 30,000,000, divided into 20,000,000 shares of Common Stock, par value of $0.000001 (hereinafter called “Common Stock”), and 10,000,000 shares of Preferred Stock, par value of $0.000001 (hereinafter called “Preferred Stock”).

B.        Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions thereof, to provide out of the unissued shares of Preferred Stock for one or more series of Preferred Stock, and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, of the shares of such series and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions of the shares of such series. The designations, powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, if any, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series of Preferred Stock at any time outstanding.

C.        Common Stock.

(i) Voting Rights. Except as may otherwise be provided in the certificate of incorporation of the Corporation (including any certificate filed with the Secretary of State of the State of Delaware establishing the terms of a series of Preferred Stock pursuant to the provisions of Article FOURTH hereof) or by applicable law, each holder of Common Stock, as such, shall be entitled to one (1) vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.

(ii)       Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of Article FOURTH hereof, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors in its discretion shall determine.

(iii)      Liquidation; Dissolution. Upon the dissolution, liquidation or winding-up of the Corporation, subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of Article FOURTH hereof, the holders of the Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by them.

(iv)      Restriction on Transfer Prior to IPO. From the date hereof and until the consummation of an initial public offering of the Common Stock (an “IPO”),  no holder of Common Stock, as such, shall sell, transfer, assign, hypothecate, pledge or otherwise dispose of (each, a “Transfer”), its shares of Common Stock, or any interest therein, without the consent of the holders of at least 76% of the then outstanding shares of Common Stock, voting as a single class, to any proposed Transfer. From the date hereof and until the consummation of an IPO, each certificate evidencing Common Stock shall be stamped with, bear or otherwise be imprinted with a legend in substantially the following form:

“The Common Stock, par value $0.000001, of Consonus Technologies, Inc. (the “Company”), represented hereby is subject to certain restrictions on transfer set forth in the certificate of incorporation of the Company, as the same may be amended or amendment and restated from time to time (the “Charter”). A copy of the Charter shall be furnished without charge by the Company to the holder hereof upon written request.”

The legend set forth above shall be removed from all certificates evidencing Common Stock immediately upon consummation of an IPO. In addition to any affirmative vote required by law, from the date hereof and until the consummation of an IPO, the affirmative vote of at least 76% of the then outstanding shares of Common Stock, voting as a single class, shall be required to amend, alter, repeal or adopt any provision inconsistent with this subsection (iv).

FIFTH. Board of Directors.

A.        Management. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

B.        Classified Board. The Board of Directors (other than those directors, if any, elected by the holders of any outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of Article FOURTH hereof (the “Preferred Stock Directors”)), shall be divided into three (3) classes, as nearly equal in number as possible, designated as Class I, Class II and Class III. Class I directors shall initially serve until the 2007 annual meeting of stockholders; Class II directors shall initially serve until the 2008 annual meeting of stockholders; and Class III directors shall initially serve until the 2009 annual meeting of stockholders. Commencing with the annual meeting of stockholders in 2007, directors of each class the term of which shall then expire shall be elected to hold office for a three-year term or until the election and qualification of their respective successors in office. In case of any increase or decrease, from, time to time, in the number of directors (other than Preferred Stock Directors, if any), the number of directors in each class shall be apportioned, as nearly equal as possible. The classification of the Board of Directors shall become effective upon the filing of the initial certificate of incorporation of the Corporation by the incorporator of the Corporation.

C.        Removal of Directors. Except for any Preferred Stock Directors, any director or the entire Board of Directors may be removed, but only for cause and solely by the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

D.        Vacancies. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock as provided for or fixed pursuant to the provisions of ARTICLE FOURTH hereof, newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal or other cause shall be filled solely and exclusively by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen or until his or her successor shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

E.         Automatic Increase/Decrease in Authorized Directors. During any period when the holders of any outstanding series of Preferred Stock as provided for or fixed  pursuant to the provisions of ARTICLE FOURTH hereof have the right to elect one or more additional directors, then upon commencement of, and for the duration of, the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such outstanding series of Preferred Stock shall be entitled to elect the additional director or directors so provided or fixed pursuant to said provisions of Article FOURTH hereof; and (ii) each such additional director shall serve until such director’s successor shall have been duly elected or qualified, or until such director’s right to hold such office terminates pursuant to said provisions of Article FOURTH hereof, whichever occurs earlier, subject to such director’s earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series of Preferred

Stock pursuant to the provisions of Article FOURTH hereof, whenever the holders of any outstanding series of Preferred Stock having the right to elect one or more additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of each such additional director elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, retirement, disqualification or removal of each such additional director, shall forthwith terminate and the total authorized number of directors of the Corporation shall automatically be decreased by such specified number of directors.

SIXTH.          The incorporator of the corporation is Kelly A. Terribile, Esq., whose mailing address is c/o Greenberg Traurig, LLP, Nemours Building, 1007 North Orange Street, Suite 1200, Wilmington, Delaware 19801.

SEVENTH.  Unless and except to the extent that the by-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

EIGHTH.  In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter and repeal the by-laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any by-law whether adopted by them or otherwise.

NINTH.  Except as may otherwise be provided for or fixed pursuant to the provisions of Article FOURTH of this certificate of incorporation relating to the rights of the holders of any outstanding series of Preferred Stock, special meetings of stockholders for any purpose or purposes may be called at any time by the Chairman of the Board of Directors, the Chief Executive Officer of the Corporation, the President of the Corporation or the Secretary of the Corporation, in each case pursuant to a resolution or resolutions of the Board of Directors, but such special meetings may not be called by any other person or persons.

TENTH.         A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ELEVENTH.  The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this certificate of incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this certificate of incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article ELEVENTH.

TWELFTH.   The powers of the incorporator are to terminate upon the filing of this certificate of incorporation with the Secretary of State of the State of Delaware. The name and mailing address of the persons who are to serve as the initial directors of the Corporation until the first annual meeting of stockholders of the Corporation, or until his/her successors are duly elected and qualified, each director to serve in the class designated next to his/her name below, are:

Justin Beckett, Class I
5813-A Uplander Way
Culver City, CA 90230

William M. Shook, Class II
301 Gregson Drive
Cary, NC 27511

Nana Baffour, Class III
445 Park Avenue
20th Floor
New York, NY 10022

The undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is his act and deed on this the 13th day of October, 2006.

/s/ Kelly A. Terribile
Kelly A. Terribile, Esq.
Incorporator